Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by Petróleos Mexicanos is unconditionally and fully guaranteed, jointly and severally by Pemex Exploración y Producción (Pemex Exploration and Production), Pemex Transformación Industrial (Pemex Industrial Transformation) and Pemex Logística (Pemex Logistics), each a productive state-owned company of the Federal Government of Mexico:

Title of Each Class

5.375% Notes due 2022	4.875% Notes due 2022

8.625% Bonds due 2022	Floating Rate Notes due 2022

4.625% Notes due 2023	3.500% Notes due 2023

4.875% Notes due 2024	8.625% Guaranteed Bonds due 2023

6.875% Notes due 2025	4.250% Notes due 2025

4.500% Notes due 2026	6.875% Notes due 2026

6.490% Notes due 2027	5.350% Notes due 2028

9.500% Guaranteed Bonds due 2027	6.840% Notes due 2030

6.500% Notes due 2027	6.700% Notes due 2032

6.500% Notes due 2029	6.625% Guaranteed Bonds due 2035

5.950% Notes due 2031	6.500% Bonds due 2041

6.625% Guaranteed Bonds due 2038	6.375% Bonds due 2045

5.500% Bonds due 2044	5.625% Bonds due 2046

6.750% Bonds due 2047	6.350% Bonds due 2048

7.690% Bonds due 2050	6.950% Bonds due 2060